CONSULTING AGREEMENT
                              --------------------


         THIS CONSULTING AGREEMENT (the "Agreement") is made as of the 1st day of January, 2000, by and between PLANET HOLLYWOOD INTERNATIONAL, INC., a Delaware corporation, hereinafter referred to as the "Company" and OCS CONSULTANTS, INC., a Florida corporation, hereinafter referred to as the "Consultant."

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and the monies to be paid hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Term of Engagement. The Company hereby engages Consultant and Consultant hereby accepts the engagement with the Company for a period of five
(5) years commencing on the date hereof. Notwithstanding the foregoing, this Agreement may be terminated earlier as hereinafter set forth.

         2. Duties of Consultant. During the term of this Agreement, Consultant shall render non-exclusive consulting and advisory services to the Company on matters with respect to its overall corporate activities, including, but not limited to, strategic planning, business operations and development and sales and marketing activities. Consultant shall make itself available to the Company at such times during business hours as the Company may reasonably request, and shall devote as much time as may be required to fulfill its duties and obligations to the Company under the terms of this Agreement.

         3. Compensation. As compensation for consulting services rendered under this Agreement, Consultant shall be entitled to receive from the Company consulting fees in the amount of Four Hundred Thousand Dollars (U.S. $400,000.00) per year, to be paid in twelve equal monthly installments, payable by no later than the fifteenth (15th) day of each calendar month.

         4. Reimbursement of Consultant Expenses. Consultant shall be expected to incur various business expenses in performing its duties hereunder, including, but not limited to, traveling, entertainment and similar expenses, all of which are to be reasonably incurred by Consultant for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall reimburse Consultant for such expenses from time to time, at Consultant's request, and Consultant shall account to Company for such expenses.

         5. Independent Contractor. Consultant's relationship to the Company is that of an independent contractor, and neither this Agreement nor the services to be rendered hereunder shall be construed as creating an employer-employee relationship. Accordingly, Consultant shall have sole responsibility for the payment of necessary income taxes and other similar taxes, and all employment and disability insurance.

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         6.       Restrictive Covenants.
                  ---------------------

                  (a) Consultant will not at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, or other entity or utilize for its own benefit, in any manner whatsoever, any trade secrets or any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of the Company and its affiliates or their manner of operation, or their confidential plans, processes or other data of any kind, nature or description.

                  (b) All tangible confidential information and other confidential documentation, either directly or indirectly coming into the possession of Consultant in the course of its engagement by the Company, including all copies thereof or reproductions or drawings made therefrom, shall remain the property of the Company and shall be returned immediately upon the expiration or termination of the term of Consultant's engagement. Thereafter, Consultant shall not reduce to writing or otherwise record any of the proprietary or confidential information disclosed to it during its engagement.

                  (c) Consultant shall not purposefully interfere with the Company's suppliers, customers or other business relations by using the Company's internal data in a damaging or derogatory manner that would damage the Company's relationships with such parties.

                  (d) The Company and Consultant hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effectiveness and successful conduct of the business of the Company, and its goodwill, and that any breach of the terms of this Section is a material breach of this Agreement.

                  (e) The obligations of Consultant pursuant to this Section shall survive any termination of Consultant's engagement by the Company and shall remain in effect for one (1) year following the date of termination.

                  (f) It is acknowledged and agreed that, in the event the provisions of this Section are breached by Consultant, the extent of actual damages sustained by the Company or its assignee will be difficult of ascertainment, though great and irreparable, for which any remedy at law would be inadequate. Therefore, the parties hereto expressly agree that the Company shall have a right to seek injunctive relief for breach of any of the terms of this Section, plus damages for such breach to the maximum extent permitted by law.

         7. Termination by the Company for Cause. The Company may, at its option, terminate this Agreement by giving written notice of termination to Consultant without prejudice to any other remedy to which the Company may be entitled, either at law or in equity, under this Agreement, in the event that:

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                  (a) Consultant (or a principal agent of Consultant) is
convicted of, pleads guilty to, or pleads nolo contendre to a felony crime involving moral turpitude;

                  (b) Consultant (or an agent of Consultant) is found guilty of or pleads no contest to fraud, conversion, embezzlement, falsifying records or reports, or a similar crime involving the Company's property;

                  (c) Consultant willfully breaches any material provision of this Agreement; or

                  (d) the employee of Consultant who is principally providing services to the Company on behalf of the Consultant (who is also an employee of the Company) (i) is terminated as an employee of the Company "for cause" (as defined in said employee's contract of employment with the Company) or (ii) voluntarily resigns as an employee of the Company.

         In the event Consultant's termination shall be effective under this Section, Consultant shall not be entitled to receive any further compensation or benefits under the terms hereof.

         8. Termination by the Company Without Cause. If the Company terminates Consultant "without cause," which shall mean for any reason other than as set forth in Section 7, Consultant shall be paid a lump-sum cash amount equal to Consultant's compensation in effect at the time of termination for the following twelve (12) month period, or the remainder of the term of this Agreement, whichever is longer.

         9.       Termination by Consultant.
                  -------------------------

                  (a) Consultant may, at its option, after complying with this Section, terminate this Agreement in the event of a material breach of the terms of this Agreement by the Company. Consultant shall be required to give written notice to the Company setting forth with particularity the nature of the material breach. The Company shall have thirty (30) days following its receipt of Consultant's written notice in which to cure its breach before Consultant's termination of this Agreement shall be effective. In the event Consultant's termination shall be effective under this Section 9(a), Consultant shall be paid a lump-sum cash amount equal to Consultant's compensation in effect at the time of termination for the following twelve (12) month period, or the remainder of the term of this Agreement, whichever is longer.

                  (b) If Consultant terminates this Agreement for any reason other than a material breach by the Company, it shall not be entitled to receive any further compensation or benefits under the terms hereof.

         10. Governing Law and Arbitration. This Agreement shall be subject to and governed by the laws of the State of Florida. In the event a dispute directly or indirectly related to this Agreement and/or Consultant's recruitment, engagement or termination of engagement (collectively,

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"Covered Claims") arises between Consultant and the Company which cannot be resolved, such dispute shall be submitted to binding confidential arbitration in accordance with the rules of the American Arbitration Association then in effect and this Section 10. All such arbitration shall take place at the office of the American Arbitration Association located in Orlando, Florida. The award or decision rendered by the arbitrator(s) (including an allocation of the costs of arbitration) shall be final, binding and conclusive and judgment may be entered upon such award by any court having jurisdiction over such matter. The arbitration provisions of this Agreement shall not prevent any party from obtaining injunctive relief from a court of competent jurisdiction to enforce the obligations of the other party hereunder for which such party may require provisional relief pending a decision on the merits by the arbitrator(s). The Company agrees to advance, promptly upon written request accompanied by reasonable documentation, fifty percent (50%) of any costs and expenses, including without limitation attorneys' fees, incurred by Consultant or its representatives, successors, assigns or other transferees in connection with resolving any such Covered Claim, provided that any amounts so advanced shall be promptly repaid to the extent that the recipient is ultimately determined not to be entitled to be indemnified with respect to such amounts pursuant to the following sentence. Upon the final resolution of any Covered Claim, the Company shall be required to indemnify Consultant (and its representatives, successors, assigns or other transferees) for all reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred in resolving such Covered Claim, but only to the extent that the indemnified party has prevailed on such Covered Claim. Pending the resolution of any Covered Claim, Consultant (and its representatives, successors, assigns or other transferees) shall continue to receive all undisputed payments and benefits due under this Agreement, except to the extent that the arbitrator(s) otherwise provide.

         11. Time of Essence. Time is of the essence of this Agreement and each covenant and condition contained herein.

         12. Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document, or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, 8669 Commodity Circle, Orlando, Florida 32819, Attention: General Counsel, with a copy to Byrd F. Marshall, Jr., Esquire, Gray, Harris & Robinson, 201 E. Pine Street, Suite 1200, Orlando, Florida 32801, or at any other address designated by the Company to Consultant in writing; and if to Consultant, c/o 7685 Debeaubien Drive, Orlando, Florida 32835, Attn: President, or at any other address designated by Consultant to the Company in writing.

         13. Severability. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the

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validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced, or disturbed thereby.

         14. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

         15. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

         16. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns.

         17. Section Headings. Section headings used throughout this Agreement are for reference and convenience and in no way define, limit or describe the scope or intent of this Agreement or affect its provisions.

         18. Multiple Copies or Counterparts of Agreement. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original and all of such counterparts taken together shall have the effect of a fully executed original.

         19. Number and Gender. Whenever used herein, singular numbers shall include the plural, the plural the singular, and the use of any gender shall include all genders.


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         Signed as of the day first written above with the intent to be legally bound.


                                    COMPANY:

                                    PLANET HOLLYWOOD INTERNATIONAL, INC.,
                                      a Delaware corporation


                                    By:___________________________________
                                    Name:_________________________________
                                    Its:__________________________________



                                    CONSULTANT:

                                    OCS CONSULTANTS, INC.
                                      a Florida corporation

                                    By:___________________________________
                                    Name:_________________________________
                                    Its:__________________________________


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